Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 30th day of June, 2021 by and among Net 1 UEPS Technologies, Inc., a Florida corporation ("Company") and Christopher Guy Butt Meyer ("Executive").  Each of the Company and Executive is a "Party" and, collectively, they are the "Parties."

WHEREAS, the Company desires to employ Executive as the Chief Executive Officer of the Company and Executive desires to be so employed in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Agreement, the parties agree as follows:

1. Employment.  Executive will be employed as the Chief Executive Officer of the Company and Executive hereby agrees to accept such employment and agrees to serve as the Chief Executive Officer of the Company, all in accordance with the terms and conditions of this Agreement.  The Parties acknowledge that Executive's employment relationship with the Company is at-will.  The period of Executive's employment under this Agreement shall commence on July 1, 2021 and shall continue so long as Executive remains an employee of the Company (such period of employment, the "Employment Period").  In this Agreement, the Company and its subsidiaries are collectively referred to as the "Group."

2. Position and Responsibilities.  During the Employment Period, Executive shall report to the Board of Directors of the Company (the "Board") and shall have the duties, responsibilities, functions and authority, including administrative, financial, executive and managerial as are customary to the position of Chief Executive Officer.  Executive shall serve as a member of the Board and board of directors (or similar governing body) of any other member of the Group as may be requested by the Board.

3. Stock Incentive Plan participation.  Executive shall be eligible to participate in the Company's Amended and Restated 2015 Stock Incentive Plan (the "2015 Plan") or such other equity incentive plan(s) as may be implemented by the Board from time to time as determined in the sole discretion of the Remuneration Committee of the Board.

4. Compliance with Company Policies. The Executive shall comply with all written Company policies, standards, rules and regulations (a "Company Policy" or collectively, the "Company Policies") and all applicable government laws, rules and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

5. Restrictive Covenants Agreement.  On the date hereof, Executive shall execute a restrictive covenants agreement, in the form of Exhibit A attached hereto and made a part hereof (the "Restrictive Covenants Agreement").

6. Modification and Waiver.  This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the parties.  No written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7. Notices.  Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; or (c) when sent by email , in each case to any party at the mailing address, facsimile number or email address set forth below, or, with respect to any party set forth below, at such other address, facsimile number or email address specified in writing by such party to the other parties hereto in accordance with this Section 7:

If to the Board or the Company:	Net 1 UEPS Technologies, Inc.
President Place, 6th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
Facsimile: +27118807080
Attn: Alex M.R. Smith
Email: alex.smith@net1.com

If to Executive:	Chris Meyer
XXX
Email: XXX

8. Governing Law.  This Agreement shall be governed by the laws of the State of New York and, to the extent applicable, U.S. federal law, and the parties agree to submit to the jurisdiction of the state and federal courts sitting in New York, New York for all disputes hereunder.

9. Counterparts.  This Agreement may be executed in separate counterparts and may be executed by facsimile or PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

Remainder of Page Intentionally Blank; Signature Page to Follow

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, as of the date first above written.

NET 1 UEPS TECHNOLOGIES, INC.

By:	/s/ Alex M.R. Smith
Name:	Alex M.R. Smith
Title:	Director

EXECUTIVE

/s/ Chris G.B. Meyer
Chris G.B. Meyer

Exhibit A

Restrictive Covenants Agreement